Exhibit 99.6

MIRA PHARMACEUTICALS, INC.

Related Person Transaction Policy and Procedures

I.	POLICY

MIRA Pharmaceuticals, Inc. (the “Company”) recognizes that related person transactions present a heightened risk of conflicts of interest (or the perception thereof) and therefore the Company has adopted this policy (this “Policy”) pursuant to which all Related Person Transactions (as defined below) shall be subject to approval or ratification in accordance with the procedures set forth in this Policy.

For the purposes of this Policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant, in which any Related Person (as defined below) had, has or will have a direct or indirect material interest and the amount involved exceeds $120,000 (or, to the extent the Company qualifies as a “smaller reporting company” pursuant to the rules of the Securities and Exchange Commission, the amount involves the lesser of $120,000 or 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years).

II.	PROCEDURES

A.	Identification of Related Person Transactions

The Company will review all known transactions, arrangements and relationships in which the Company and a Related Person are participants to determine whether such transactions, arrangements and relationships constitute Related Person Transactions. The Company’s finance team is primarily responsible for developing and implementing processes and procedures to obtain information regarding Related Persons with respect to potential Related Person Transactions and then determining, based on the facts and circumstances, whether such potential Related Person Transactions do, in fact, constitute Related Person Transactions requiring compliance with this Policy. In addition, any potential Related Person Transaction that is proposed to be entered into by the Company must be reported to the Company’s Chief Financial Officer or such person performing duties similar to those performed by a Chief Financial Officer, or his or her designee, by both the Related Person and the person at the Company responsible for such potential Related Person Transaction.

B.	Audit Committee Approval

If the Company’s finance team determines that a transaction or relationship is a Related Person Transaction, then the Chief Financial Officer, or such person performing duties similar to those performed by a Chief Financial Officer, shall present to the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company each such Related Person Transaction, including all relevant known facts and circumstances relating thereto. With the exception of pre-approved transactions as described below, the Committee shall review the relevant known facts and circumstances of each Related Person Transaction, (other than pre-approved transactions as described below) and either approve or decline to approve the Related Person Transaction. In connection with its review, the Committee shall consider if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, whether the transaction arose in the ordinary course of business, the extent of the Related Person’s interest in the transaction, and shall also take into account any conflicts of interest and/or corporate opportunity provisions of the Company’s Code of Business Conduct and Ethics (the “Code”). If advance Committee approval of a Related Person Transaction requiring the Committee’s approval is not feasible, then the transaction may be preliminarily entered into by the Company upon prior approval of the transaction by the Chair of the Committee subject to ratification of the transaction by the Committee no later than the Committee’s next regularly scheduled meeting; provided that if ratification shall not be forthcoming, all reasonable efforts shall be made to amend the terms of the transaction, which is thereafter approved or ratified by the Committee, or otherwise all reasonable efforts shall be made to to cancel or annul such transaction. If a transaction was not initially determined to be a Related Person Transaction, then upon such determination, the transaction should be presented to the Committee for ratification at the Committee’s next regularly scheduled meeting; provided, that if ratification shall not be forthcoming, shall be made to amend the terms of the transaction, which is thereafter approved or ratified by the Committee, or otherwise all reasonable efforts shall be made to cancel or annul such transaction.

Management shall update the Committee as to any material changes to any approved or ratified Related Person Transaction and shall provide a status report of all then current Related Person Transactions at least annually at a regularly scheduled meeting of the Committee.

No director should participate in the approval or ratification of a Related Person Transaction for which he or she is a Related Person or otherwise has an interest.

C.	Pre-Approved Transactions

The Committee has reviewed and considered each of the following types of Related Person Transactions, which shall be deemed to be approved or ratified, as applicable, under this Policy:

1.	Compensation

(a)	to an executive officer or director of the Company if the compensation is required to be reported in the Company’s proxy statement pursuant to Item 402 of Regulation S-K; or

(b)	to an executive officer of the Company, if such compensation would have been required to be reported under Item 402 as compensation earned for services to the Company if the executive was a “named executive officer” in the proxy statement and such compensation has been approved, or recommended to the Board for approval, by the Compensation Committee of the Board.[1]

2.	Transactions that are in the Company’s ordinary course of business and where the interest of the Related Person arises only

(a)	from the Related Person’s position as a director of another corporation or organization that is a party to the transaction; or

(b)	from the direct or indirect ownership by such Related Person and all other Related Persons, in the aggregate, of less than a 10% equity interest in another person (other than a partnership) which is a party to the transaction; or

(c)	from both such positions described in (a) and such ownership described in (b); or

(d)	from the Related Person’s position as a limited partner in a partnership in which the Related Person and all other Related Persons, in the aggregate, have an interest of less than 10%, and the Related Person is not a general partner of and does not have another position in the partnership.

3.	Transactions that are in the Company’s ordinary course of business and where the interest of the Related Person arises solely from the ownership of a class of equity securities in the Company and all holders of such class of equity securities of the Company will receive the same benefit on a pro rata basis.

4.	Transactions where the rates or charges involved in the transactions are determined by competitive bids.

5.	Transactions where a Related Person purchases or sells any securities of the Company at the same per share price sold in a public offering approved by the Board or a committee of the Board.

6.	Indebtedness transactions involving a Related Person who qualifies as a Related Person solely because he/she/it is the beneficial owner of more than 5% of any class of the Company’s voting securities or is the immediate family member of a beneficial owner of more than 5% of any class of the Company’s voting securities.

D.	Disclosure

Related Person Transactions are to be disclosed in the Company’s applicable filings as required by the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and related rules and regulations thereunder. Furthermore, any Related Person Transaction is expected to be disclosed to the Board of Directors.

1 This exclusion is only applicable if the executive officer is not an immediate family member of another Related Person.

E.	Other Agreements

Management shall assure that all Related Person Transactions are not in violation of and are approved in accordance with any requirements of the Company’s financing or other material agreements.

F.	Interpretation

This Policy is intended to comply with Item 404 of Regulation S-K. Notwithstanding anything herein to the contrary, this Policy shall be interpreted in such a manner as to comply with Item 404 of Regulation S-K. In the event that a Related Person Transaction would constitute a conflict of interest or a corporate opportunity under the Code, the provisions of the Code also shall apply to such Related Person Transaction. Any such Related Person Transaction may not be approved hereunder unless it is also approved in accordance with the provisions of the Code and disclosed to the public to the extent required by law or the rules of the principal market on which the Company’s common stock is traded.

III.	DEFINITIONS

For purposes of this Policy, a “Related Person” is:

1.	any person who, at any time during the specified period for which disclosure is required, was a director or executive officer of the Company or a nominee to become a director of the Company;

2.	any person or entity who/that, when a transaction in which such person or entity had a direct or indirect material interest occurred or existed was known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

3.	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the same household of such director, executive officer, nominee or more than 5% beneficial owner.

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Approved by the MIRA Pharmaceuticals, Inc. Board of Directors on June 27, 2023.

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